                                                                       Exhibit 1

                                    AGREEMENT



         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of The Finish Line Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 14th day of February, 2000.



HIGH ROCK CAPITAL LLC

By:      High Rock Capital LLC


By:      /s/ David L. Diamond
         ______________________

         David L. Diamond,
         President

HIGH ROCK ASSET MANAGEMENT LLC


By:      High Rock Asset Management LLC


By:      /s/ David L. Diamond
         ______________________

         David L. Diamond,
         President